Exhibit 10.3

MASTER PROPERTY MANAGEMENT,

LEASING AND CONSTRUCTION MANAGEMENT AGREEMENT

THIS MASTER PROPERTY, LEASING AND CONSTRUCTION MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of October 5, 2016, by and among , a PHILLIPS EDISON GROCERY CENTER REIT III, INC., a Maryland corporation (“REIT”), PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III L.P., a Delaware limited partnership (“OP”), and PHILLIPS EDISON & COMPANY LTD., an Ohio limited liability company (“PECO”).

RECITALS:

A.           OP is a limited partnership whose limited partner is REIT, and was formed to acquire, own, operate, lease, finance and manage shopping center properties throughout the continental United States. For purposes of this Agreement, OP and REIT, as well as any of their direct and indirect subsidiaries and any joint ventures into which any of the foregoing may enter and which are controlled by OP or REIT, are individually or collectively referred to herein as “Owner”.

B.           PECO operates, manages, leases and manages construction with respect to shopping center properties located throughout the continental Unites States.

C.           Owner desires to engage PECO, and PECO desires to accept such engagement, to manage the shopping center properties owned or hereafter acquired by Owner under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1.	“Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.2.	“Major Lease” means a lease of premises containing 10,000 square feet of leaseable area or more, with an initial term of 5 years or more.

1.3.	“Management Fees” means the fees and expenses payable to PECO pursuant to Section 9, “Compensation” hereof.

1.4.	“Property Personnel” means persons hired or retained as employees of PECO to perform services at or for the Properties, which services include, but are not limited to, property management, property-level accounting and book-keeping services, property-level budgeting and forecasting, economic development, and property-level tax preparation services; provided, however, that the following persons shall not be considered Property Personnel: (i) any manager whose primary responsibility is to manage Property Personnel and who is not directly responsible for providing services to a specific Property or group of Properties, and (ii) any person who also serves as an executive officer of PECO and/or as an executive officer of Owner.

1.5.	“Owner” has the meaning set forth in Recital A.

1.6.	“PECO” has the meaning set forth in the introductory paragraph above.

1.7.	“Property” means an individual real estate asset owned by Owner and all tracts acquired by Owner related to that asset subject to this Agreement as more fully described in a Property Addendum (as defined below).

1.8.	“Properties” means all of the real estate assets of Owner covered by this Agreement, collectively.

1.9.	“Property Addendum” means an addendum (as the same may be modified, amended or supplemented in writing, from time to time) which shall be attached to this Agreement and incorporated herein by reference as each Property is purchased and made subject to this Agreement describing the Property, including its real estate and the improvements thereon. If any Property is sold by Owner, the Property Addendum with respect to such Property at Owner’s election, shall be deemed of no further force or effect from and after the closing of any such sales, except to the extent of post-closing management and accounting functions thereafter to be performed.

2.	Appointment of PECO.

2.1.	Engagement as Manager. Owner hereby engages and retains PECO as the sole and exclusive manager of each Property that has an executed Property Addendum with respect to the property management function, to perform such functions as are specified in this Agreement and/or on the Property Addendum. PECO hereby accepts such appointment.

2.2.	Engagement as Leasing Agent. Owner hereby engages and retains PECO as the sole and exclusive leasing agent for the leasing of all space in each Property that has an executed Property Addendum with respect to the leasing agent function, as well as for obtaining ground leases on any outparcels. PECO shall perform such functions as are specified in this Agreement and/or on the Property Addendum. PECO hereby accepts such appointment.

2.3.	Engagement as Construction Manager. Owner hereby engages and retains PECO as the sole and exclusive construction manager of each Property that has an executed Property Addendum with respect to the construction management function, to perform such functions as are specified in this Agreement and/or on the Property Addendum. PECO hereby accepts such appointment.

2.4.	Independent Contractor. PECO shall act under this Agreement as an independent contractor and not as the Owner’s agent employee or fiduciary. PECO shall not have the right, power or authority to enter into agreements or incur liability on behalf of the Owner except as expressly set forth in this Agreement. Any action taken by PECO which is not expressly permitted by this Agreement shall not bind the Owner.

3.	Standards. PECO will in good faith, with due diligence and in accordance with generally accepted management and construction management standards in the shopping center industry within the geographical areas of the respective Properties, perform its management, leasing, and construction management duties and obligations as described in this Agreement. In all events, the standards of performance shall be consistent with the standards to which PECO performs with respect to its own portfolio of properties.

4.	Term. This Agreement commences upon full execution of this Agreement and continues until terminated in accordance with Section 10.

5.	Duties of PECO - Property Manager. PECO’s duties as property manager for the Properties include the following for each of the Properties and for Owner, as applicable:

5.1.	For Accounting and Finance.

a)        PECO will calculate, bill and collect rental payments and other charges due to the Owner from tenants in the Properties under the respective tenant leases or otherwise with regard to the Properties. To the extent tenant leases affecting any Property require, PECO will timely make or verify calculations required to determine the amount of rent due from tenants, including without limitation calculating percentage rent, operating expense “pass-throughs” and consumer price index adjustments. Where required, PECO will give timely notice of the calculations to tenants.

b)	With respect to cash management:

1)	PECO will establish on behalf of the OWNER a concentration account (a “Concentration Account”) at a bank to be specified in writing by Owner, which Concentration Account will be tied into each Operating Account (as defined below) via a daily automated two-way sweep. Without in any way limited the foregoing, PECO may not commingle its funds or property or the funds or property of any other entities for which is provides services with any other funds or property of Owner.

2)	Notwithstanding the preceding, if (a) required by the governing documents of the Owner, or (b) the payments in respect of a Property are required by a lender to be made into a lockbox account, or (c) if the payments in respect of a Property are required to be handled otherwise by a contractual restriction agreed to by Owner, then such requirements shall be followed by PECO following written notice from Owner. Funds released from any lockbox account or other arrangement to the custody of the Owner shall otherwise follow the above procedures.

3)	To the extent required by the foregoing paragraph(s), PECO will establish on behalf of the Owner for each Property an operating account (an “Operating Account”) at a bank to be agreed upon in writing by Owner upon receipt of a fully-executed Property Addendum and a W9 completed by the Owner. If not required by the foregoing paragraph(s), multiple properties may share the same Operating Account. The Operating Account and all funds therein shall be the property of the Owner. The Owner shall have electronic banking system access to the Operating Account which permits it to obtain account information and make withdrawals from the Operating Account. Notwithstanding anything to the contrary contained in this Agreement, the Owner may direct payments or deposits received by PECO or payments or transfers from the Operating Account for a Property to deviate from the above procedures by a written request to PECO. If an Owner requests a deviation, then PECO will provide the Owner with all information necessary to effect the deposits, transfers or payments.

4)	If required by state law, PECO will deposit security deposits and/or advance rentals in separate accounts in the name of the Owner at the financial institution designated by Owner with respect to the applicable Property.

5)	PECO will pay all invoices from a control disbursement account, funded by the Concentration Account, unless directed otherwise by the Owner or lender requirements.

6)	On or before the 25th day of each month, PECO will prepare and submit an invoice to the Owner accompanied by a computation of the fees and expense reimbursements due to PECO in accordance with this Agreement. The Owner has the right to review the invoices and obtain supporting documentation from PECO. If the Owner believes the computation provided by PECO is inconsistent with the computation permitted under this Agreement, then the Owner and PECO will work together in good faith to reach a computation of fees which is reasonably agreeable to both parties.

7)	Without in any way limiting the foregoing, if required by Owner’s governing documents or applicable lender requirements PECO will deposit amounts relating to a Property in the respective Property’s Operating Account within five (5) business days’ of receipt. PECO will have no proprietary interest in the Concentration Account or any Operating Account, or in any other account authorized by this Agreement. All sums collected by PECO relating to the Properties and all sums placed in any accounts will be the property of the Owner; to the extent not yet deposited, such sums shall be held in trust by PECO for the Owner.

c)        PECO will pay the fees, charges, expenses and commissions of independent contractors (including without limitation architects, engineers, subcontractors, and suppliers) who contract with PECO in the management, operation, maintenance or repair of the Properties; subject, however, to the terms of this Agreement relating to allocation of expenses and to PECO’s review and approval of the charges.

d)        PECO will promptly and diligently enforce the Owner’s rights under any tenant leases affecting any Property. The following actions may be taken without the Owner’s prior written consent but PECO will promptly notify the Owner of such action: (a) in a court of special jurisdiction, signing and serving such notices as are deemed necessary by PECO, and (b) recovering rents and other sums due by legal proceedings in a magistrate’s court or similar jurisdiction. The following actions require the Owner’s prior consent: (w) terminating tenancies, (x) instituting and prosecuting actions, and evicting tenants, (y) settling or releasing actions or suits or re-instituting tenancies, and (z) recovering sums due by legal proceedings in a court of general jurisdiction. When appropriate in PECO’s commercially reasonably judgment, PECO will consult an attorney for the purpose of enforcing the Owner’s rights or taking any enforcement actions. The Owner shall have the right to designate counsel for any matter and to control all litigation affecting or arising out of the operation of any Property.

e)        PECO will prepare and maintain routine and customary financial and business books and records for Owner and the Properties and employ and supervise outside accountants for preparation of income and other tax returns and specialty accounting services for Owner and the Properties. PECO will prepare income and other tax returns and specialty accounting services or, as deemed necessary by PECO, have them prepared by third party professionals and supervised by PECO at Owner’s expense. PECO will use the accrual method of accounting in accordance with GAAP, with such policies as are to be determined by management subject to Owner’s determination (including without limitation, capitalization policies, depreciation and amortization policies, and such other accounting policies as Owner may direct from time to time).

f)         PECO will maintain fixed asset accounting detail and related depreciation.

g)        PECO will, in coordination with the Owner’s Investment Committee, prepare and submit to Owner a proposed operating and capital budget, including an itemized statement of the estimated revenues and expenses in reasonable detail, which shall include, without limitation, reasonable detail as to employee expenses to be reimbursed to PECO for the operation, repair and maintenance of the Properties (the “Budget”) and a marketing and leasing plan on the Properties (a “Plan”), in each case for the calendar year immediately following such submission. Each Budget and Plan will be in the form approved by the Owner. PECO will submit a Budget and Plan for each Property to Owner on or prior to October 15 of the year preceding the January 1 of the year to which such budget shall apply. Owner has 21 days after receipt of the proposed Budget and Plan to approve or reject the same in writing; provided, that any rejection must be accompanied by a reasonably detailed explanation of the issue or requested changes. If a proposed Budget or Plan is not approved, then PECO will submit a revised draft Budget and Plan to Owner within 10 days after it receives Owner’s comments. Owner then has 10 days after receipt of the revised Budget and Plan to again approve or reject the proposals. Until the parties reach agreement on a Budget and Plan for a Property, PECO shall operate the applicable Property on the Budget and Plan most recently approved by Owner.

If any expenditure to be made by PECO exceeds the applicable line item in the prior year’s Budget by 5% or more, or if PECO proposes to incur any liability for any item in excess of $10,000 that not reflected on the Budget or the Plan, then PECO may not make that expenditure without first obtaining Owner’s written consent; provided, that uncontrollable expenditures and emergencies, including without limitation snow and ice removal, electricity, insurance premiums and emergency items outside of the control of PECO, are excluded from the variance limitation. PECO will provide supporting information reasonably requested by the Owner in connection with its review of any proposed Budget or Plan. PECO shall provide a report to the Owner regarding any emergency expenses or capital requirements, as promptly as practicable following the occurrence of the event giving rise to the expenses specifying the circumstances of the emergency situation or requirement.

PECO will implement the Budget and Plan and use its commercially reasonable efforts to ensure that the actual cost of operating the Properties does not exceed the Budget. The Budget constitutes an authorization for PECO to expend necessary monies to manage and operate the Properties in accordance with the Budget and subject to the provisions of this Agreement until a subsequent Budget is approved. The approval of non-recurring costs and capital improvements in the Budget and Plan constitutes an authorization for PECO to collect bids for the expenditure and present a final recommendation to the Owner for expenditure of monies to implement the items called for in the Budget and Plan.

h)        PECO will pay wages, salaries, commissions and employee benefits of all Property Personnel, including without limitation workers’ compensation insurance, social security taxes, unemployment insurances, other taxes or levies now in force or hereafter imposed, any claims that arise under the employee health or worker’s compensation programs maintained by PECO, employee-related overhead expenses and associated administrative charges with respect to any Property Personnel (collectively, “Employee Benefits”), all of which are an operating expense of the Properties and shall be in accordance with approved Budgets. The number and classification of employees serving each Property shall be as determined by PECO to be appropriate for the proper operation of each Property.

i)         PECO will deliver to Owner, within 20 days after the end of each month during the term, the monthly reporting package that relates to the Properties and the immediately preceding calendar month or any portion, the details which reports, and what must be included in each package, as agreed to by the parties. The reporting package will be made on an accrual basis and include all such transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

j)         PECO will deliver to Owner, within 45 days after the end of each quarter during the term, the quarterly reporting package that relates to the Properties and the immediately preceding calendar quarter or any portion, the details which shall reports, and what must be included in each package, as agreed to by the parties. The reporting package will be made on an accrual basis and include all such transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

k)        PECO will deliver to Owner, within 60 days after the end of each calendar year during the term, the annual reporting package that relates to the Properties and the immediately preceding calendar quarter or any portion, the details which shall reports, and what must be included in each package, as agreed to by the parties. The reporting package will be made on an accrual basis and include all such transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

l)         PECO will file real, personal and ad valorem (real or personal) property tax returns required to be filed by Owner with respect to the Properties and pay all ad valorem taxes and assessments out of the operating accountants of each of the Properties. PECO will utilize, on Owner’s behalf, the services of independent tax consultants and attorneys to appeal or challenge any real, personal and ad valorem (real or personal) property taxes, and will manage the appeals process on Owner’s behalf by supplying needed information and making required payments out of the operating funds for each Property or the separate funds of Owner.

5.2.          For Operations (“Asset Management”):

a)        PECO will investigate, hire, train, pay, supervise and discharge the Property Personnel necessary to maintain and operate the Properties, including without limitation property managers who have experience and education satisfactory to the Owner. The Property Personnel shall be agents or employees of PECO and not of the Owner, but Owner has the right to approve, via the annual budget process, the compensation of the Property Personnel for which PECO has the right to be reimbursed under this Agreement. The Owner has no right to supervise or direct the Property Personnel.

PECO, at PECO’s sole cost, will maintain during the term a bond or applicable insurance covering PECO and all persons who handle, have access to or are responsible for the Owner’s monies, in an amount and form reasonably acceptable to the Owner. PECO will provide the Owner with a certificate or other satisfactory documentation evidencing the existence and terms of such bond(s) upon execution of this Agreement.

PECO will supervise and, at Owner’s cost will retain, to the extent such services are not sufficiently provided by Property Personnel but in accordance with the Budget, sufficient independent contractors, subcontractors, and suppliers to provide for the management, maintenance, repair and operation of the Properties as well as security functions.

b)        PECO will obtain not less than three (3) competing bids for, contract with and supervise onsite management of, contractors, if commercially reasonable within the geographic area in which a Property is located.

c)        PECO will assist in coordinating the opening and closing of the businesses of tenants, including without limitation to obtaining insurance and signage approval.

d)        PECO will purchase necessary supplies and equipment required for the proper operation, maintenance, repair and restoration of the Properties.

e)        PECO will make or cause to be made repairs, replacements, renovations and capital improvements on the Properties.

f)         PECO will contract and pay charges for utilities used to operate the Properties, including without limitation water, electricity, gas, telephone and sewerage services, unless carried or covered under the respective tenant’s name.

g)        PECO will contract for and maintain policies of commercial general liability and bodily injury and property damage insurance with respect to the Properties as are acceptable to Owner.

h)        PECO will advertise the Properties, by such means and media and at such costs as are in accordance with the Budget and Plan, as PECO deems appropriate. PECO will implement an effective leasing program for the Properties on a local and national basis. This advertising shall include attendance and facilities for ICSC and related leasing events.

i)         PECO will assist in securing leases with temporary tenants or licensees for use of the Properties.

j)         PECO will actively promote and market the Properties to potential tenants, current tenants and the general community.

k)        PECO will conduct complete inspections of the Properties as is prudent to determine that the same are in good order and repair, but no less frequently than once per calendar quarter.

l)         PECO will forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and will provide Owner, together with the notice, a recommended action to bring the Property or item into compliance.

m)        PECO will maintain business-like relations with the tenants of the Properties and respond promptly to tenant complaints in a prudent, businesslike manner.

n)        PECO will analyze all bills received in connection with maintaining and operating the Properties, and use reasonable commercial efforts to pay all bills within the time required to obtain discounts, if any. PECO will comply with any request from Owner from time to time PECO forward certain bills to Owner promptly after receipt. PECO will ensure timely 1099 reporting to the IRS, with 1099’s filed under PECO’s name and PECO’s taxpayer identification number (TIN), listing PECO as the “payer.” PECO will provide annually a signed declaration indicating compliance with 1099 reporting, and provide this declaration to Owner with the February Reporting Package. Penalties for misfilings as a result of PECO’s negligence are not to be charged to the Property, but are payable by PECO.

5.3.            Other:

a)        PECO will in accordance with the Budget or as otherwise approved in writing by Owner employ in-house or outside attorneys, at Owner’s expense, to handle any legal matters involving the Properties. PECO employs an in-house legal department which will perform some or all of the legal services described in this Agreement. If any employee of the internal legal department performs any services, then the cost of the internal legal department employee shall be an operating expense of the Properties reimbursable by Owner, based upon the Budget and consistent with the hourly rates charged internally by PECO to the other property funds for which it performs legal services.

b)        PECO will perform leasing analysis and credit underwriting with respect to prospective tenants, subtenants and assignees, and prepare leases and other tenant related documents. PECO will engage in a competitive construction bidding process for lease-related construction projects expected to exceed $25,000 not otherwise within the duties of a construction manager.

c)        PECO will take other actions and perform other functions as PECO reasonably deems advisable or necessary for the efficient and economic management, operation and maintenance of the Properties.

6.	Duties of PECO - Leasing Agent. PECO’s duties as leasing agent include the following:

6.1.          Leasing Functions.         PECO will coordinate and negotiate the leasing of the Properties using reasonable commercial efforts to secure executed leases (both new and renewal) from qualified tenants for available space in the Properties. Leases must be consistent with form and terms approved by Owner unless a tenant requires use of its own lease form. PECO is responsible for hiring all leasing agents as necessary for the leasing of the Properties, working with outside brokers and leasing agents, and oversight of and managing the leasing process on behalf of Owner. PECO’s duties in this regard include without limitation (1) preparing and distributing listings to potential tenants and/or their representatives and to reputable and active real estate agents; (2) supplying sufficient information to cooperating brokers and agents to enable them to promote the rental of the Properties, (3) marketing and promoting the Properties, (4) maintaining and updating a merchandising and leasing plan for each Property, and (5) providing an updated leasing budget and leasing reforecast for the following twelve (12) month period. Additionally, in connection with the budgeting process referred to in paragraph 5.1(g), PECO will submit a yearly leasing budget for approval simultaneously with the procedure set forth above for the approval of the Budget.

6.2.          Advertising.         PECO will advertise and place signage on the Properties regarding the leasing, provided that signage complies with all applicable governmental laws, regulations and requirements. PECO will provide a marketing package, aerial photographs, demographic reports, site plans, signage and a two-sided flyer for each Property at PECO’s expense, consistent with the Budget.

6.3.          Other Actions. PECO will take such other action and perform such other functions as PECO or Owner deems reasonably advisable or necessary for the efficient and economic leasing of the Properties.

7.	Duties of PECO- Construction Manager. PECO’s duties as construction manager for the Properties include the following:

7.1.          General.         PECO will secure or assist in securing licenses, registrations, or permits required by law, and will comply with all ordinances, laws, orders, codes, rules, and regulations pertaining to building improvements and/or the construction of the same. PECO will secure lien waivers and affidavits and properly file, to the extent required, terminations of notices of commencement prior to paying contractors.

7.2.          Bidding.       For all projects estimated to cost more than $25,000.00, but as commercially reasonable in PECO’s sole judgement, PECO will obtain bids from at least three outside contractors. PECO will select the low bid unless it has supplied Owner with a reasonable justification for the selection of a bidder other than the low bidder (e.g., PECO determines in its reasonable discretion that the bidder to be selected is more likely to complete the job on time, with commercially reasonable workmanship and in the most efficient manner).

7.3.          New Construction, Tenant Improvements, and Redevelopments. PECO will perform the following duties for construction of Improvements on undeveloped land (“New Construction”) and for construction of Improvements that are to be made at the direction of, or in conformity with lease obligations to, tenants (“Tenant Improvements”) or for the improvement to Improvements that change the size or nature of such Improvements or for the redevelopment of Improvements (collectively, “Redevelopments”):

a)          All work will be undertaken in accordance with a capital budget to be established by Owner and PECO before commencing construction activities. PECO will provide updated and detailed project budgets to Owner as necessary during the course of construction.

b)          PECO will arrange for, coordinate, supervise and advise Owner with respect to the selection of architects, contractors, design firms and consultants, environmental firms and consultants, and the execution of design, construction and consulting contracts.

c)          PECO will review design documents and drafts submitted by the architect or other consultants, and notify Owner in writing of any mistakes, errors or omissions that PECO observes in the documents and any recommendations it may have with respect to the same; provided, PECO will not in any manner be responsible for the accuracy, adequacy or completeness of such documents.

d)          PECO will evaluate and make recommendations to Owner concerning cost estimates prepared by others.

e)          PECO will review and evaluate proposed schedules for construction.

f)           When commercially reasonable in PECO’s sole judgement, PECO will procure subcontractors through a minimum of three quotes for any jobs estimated to involve in excess of $25,000.

g)          PECO will coordinate the work of subcontractors.

h)          PECO will monitor the progress of construction.

i)           PECO will endeavor to work with the general contractor to identify any deficiencies in the work performed by subcontractors.

j)           PECO will advise Owner with respect to alterations and modifications in any design documents submitted by the architect or other consultants that may be in Owner’s interest, including obtaining advantages in terms of cost savings, scheduling, leasing, operation and maintenance issues and other matters affecting the overall benefit of the project.

k)          PECO will review and advise Owner on change order proposals and requests for additional services submitted to Owner.

l)           PECO will schedule, coordinate, and attend necessary or appropriate project meetings.

m)         PECO will monitor and coordinate punch list preparation and resolution by the subcontractors.

n)          PECO will make recommendations to Owner concerning and monitor the use of the site by subcontractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations.

o)          PECO will coordinate, monitor, and supervise the preparation, execution, completion and filing of project-related documents, including without limitation contracts, permit applications, licenses, certifications, zoning requirements, land use restrictions, governmental filings applicable to the project and any other similar documents.

p)          PECO will review and advise Owner with respect to draw requests submitted on the project.

q)          Upon completion of construction, PECO will walk the completed New Construction, Tenant Improvements, or Redevelopments with Owner (upon Owner’s discretion) or otherwise take measures to observe any visible deficiencies in the completed work. PECO will cause the subcontractors to repair or replace any items that are determined to be deficient during this walk.

r)           PECO will perform additional related project management functions as may be requested by Owner.

s)          PECO will collect warranties and operation manuals, certificates, guarantees, as-builts and any similar documentation for the benefit of Owner.

7.4.          New Construction and Redevelopments. PECO will perform the following duties with respect to New Construction and Redevelopments:

a)          PECO will provide Owner with a budget for each Improvement to be built prior to beginning construction of the respective Improvement.

b)          PECO will meet on a regular basis with Owner’s leasing agents and representatives of prospective tenants.

c)          PECO will arrange for, coordinate, supervise and advise Owner with respect to various development services prior to design and construction of the Project, including due diligence, site investigations, land use and zoning matters, and similar development services.

7.5.          Tenant Improvements. PECO will perform the following duties related to Tenant Improvements:

a)          EPCO will arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of a lease of such space or which are customarily provided to tenants.

b)          PECO will meet with tenants and prospective tenants and their architects, engineers, consultants and contractors to facilitate design and construction of leasehold improvements.

c)          PECO will maintain separate files as to each tenant, and thereby document the entire design and construction process for each tenant.

d)          PECO will compile and disseminate such data regarding each tenant as Owner may reasonably require.

7.6.          Duties with Respect to Tenant Directed Improvements.         PECO will supervise and facilitate tenant installations performed by the tenant and/or tenant’s contractors, including:

a)          PECO will review and evaluate lease exhibit language that identifies the scope and nature of tenant construction of the improvements.

b)          PECO will review tenant construction documents for compliance with landlord criteria and requirements applicable to the improvements.

c)          PECO will review and evaluate proposed schedules for tenant construction.

d)          PECO will coordinate delivery of shell space to tenants as required by the tenant’s lease.

e)          PECO will monitor the progress of tenant construction including without limitation compliance with scheduling requirements, compliance with rules and regulations of the Property, verify that tenant has obtained proper permits, and coordinating requests for tenant improvement allowance draws.

f)           PECO will maintain appropriate files and records as to each project documenting the design and construction process for each tenant in a manner consistent with PECO’s record retention guidelines.

7.7.          Duties with Respect to All Improvements.         PECO will supervise all Improvement projects, including without limitation preparing budgets, plans, bidding, subcontractor selection, material selection, job supervision, and collecting lien waivers, sworn statements and affidavits. PECO will require lien waivers, sworn statements, affidavits and similar documentation as a condition to disbursement.

8.	Duties - Other. PECO will comply with the reasonable requests of Owner related to property management, leasing, and construction management of the Improvements to be made to, the Properties. Owner will maintain sufficient funds in an account or accounts so that PECO will have funds available to pay all obligations contemplated under this Agreement when due. Under no circumstances will PECO have any obligations or duty to advance funds to or for the account of Owner.

8.1.          Ownership Agreements. Owner will obtain, review and provide to PECO copies of all (1) agreements of limited partnership, joint venture partnership agreements and operating agreements of Owner and its affiliates as well as the articles of incorporation, bylaws, and if applicable, registration statement on Form S-11 (no. 333-164313) of Owner, including all prospectus supplements and post-effective amendments thereto (collectively, the “Ownership Agreements”), and (2) mortgages on all Properties, Owner will inform PECO of any restrictions relating to property use arising from the Ownership Agreements or mortgages. PECO will use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, in any way conflicts with the terms of the Ownership Agreements or the mortgages in the absence of the express direction of the Owner, and PECO shall promptly notify Owner if it becomes aware that any conflict arises.

8.2.          Periodic Meetings. As reasonably required by Owner and upon reasonable advance notice, PECO and its personnel or contractors will meet to discuss the historical results of operations, to consider deviations from any Budget, and to discuss any other matters as requested by the Owner.

9.	Compensation and Expense Reimbursement.

9.1.          Management. For each Property for which PECO provides property management services, Owner will pay PECO a monthly management fee equal to four percent (4.0%) of the Gross Receipts (as defined below) for that given month, payable from that month’s receipts, but not less than $3,000.00 per month for any property. “Gross Receipts” means (i) all fixed and minimum rent, percentage rent and license fees paid by tenants and other occupants of each Property, (ii) the profit of Owner derived from the sale of electricity (i.e., the spread between the wholesale and retail prices of electricity that is re-sold to tenants of the Properties), utilities and heating, ventilation and air conditioning to tenants and other occupants of each Property, (iii) all amounts paid by tenants and other occupants of each Property for common area maintenance, real estate taxes (whether or not such is paid directly to taxing authority), insurance, interest and any other payments of any nature (including attorneys’ fees and late fees) made by any such tenants or other occupants, and (iv) proceeds of rent insurance.

9.2.          Leasing. For each Property for which PECO provides leasing services, Owner will pay PECO leasing fees at market rates as specified on the Property Addendum for such Property.

9.3.          Construction Management. For each Property for which PECO provides construction management services, including without limitation services related to the investigation and remediation of environmental conditions at the Properties, PECO will be entitled to fees for tenant and tenant directed improvements, capital improvements and construction management services, all at market rates for the geographic area in which the applicable Property is located, as may be more fully set forth on the applicable Property Addendum or another writing executed by PECO and Owner.

9.4.          Expenses. PECO will pay reimbursable expenses and costs as Owner has approved and deems advisable or necessary for the efficient and economic management and leasing of the Properties through the Budget or as otherwise provided for in this Agreement (e.g., for marketing or leasing programs that exceed in scope that which PECO would normally utilize for its own properties). Owner will reimburse PECO for all such expenses, which include, to the extent included in the applicable Budget, costs of (i) Property Personnel, including wages, salaries, commissions and Employee Benefits of Property Personnel, and supervision of Property Personnel, (ii) roving maintenance personnel to the extent needed at the Properties from time to time, (iii) direct leasing expenses, including, but not limited to, travel expenses for leasing personnel, (iv) travel and entertainment, (v) printing and stationery, (vi) advertising, (vii) marketing, (viii) signage, (ix) long distance phone calls, (x) electronic filing expenses, and (xi) other direct expenses. The costs of Property Personnel shall be allocated to each Property by dividing the rentable square feet at each Property by the aggregate rentable square feet of all of the Properties for which each employee provides services and then multiplying the resulting quotient by the individual cost of each employee, unless Owner and PECO agree in writing to another basis for allocation. The costs of roving maintenance personnel are charged to each Property at a reasonable hourly or monthly rate pre-approved by Owner for the actual and reasonably necessary services provided by such roving maintenance personnel at each Property. Owner will reimburse PECO for Employee Benefits of Property Personnel in an amount equal to 20% of the total compensation payable to each employee. Employee Benefits reimbursed to Owner shall not be reconciled to the actual amounts incurred by Owner for the Employee Benefits of each employee such that Owner will not be required to reimburse PECO any additional amounts to the extent that the amounts reimbursed to PECO for Employee Benefits of an employee is less than the actual amount of Employee Benefits paid by PECO to such employee, and PECO will not be required to reimburse Owner to the extent the Employee Benefits paid by PECO to an employee are less than the amount of Employee Benefits reimbursed by Owner to PECO for such employee.

9.5.          Additional Services. For each Property for which PECO provides Additional Services as defined in the Property Addendum, Owner will pay to PECO the fees for the Additional Services at market rates for the geographic area in which the applicable Property is located, as may be more fully set forth on the applicable Property Addendum or another writing executed by PECO and Owner.

10.	Insurance.

10.1.          General. PECO will obtain and keep in full force and effect at Owner’s expense insurance (1) on the Properties, and (2) on activities at the Properties against such hazards as Owner and PECO deems appropriate and as may be required under any mortgage binding upon Owner. PECO will procure insurance sufficient to comply with the leases and the Ownership Agreements. All liability policies shall provide sufficient insurance satisfactory to both Owner and PECO and shall contain waivers of subrogation for the benefit of PECO and the applicable Owner.

10.2.          Workers and Employers. PECO will obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, worker’s compensation insurance covering all employees of PECO at the Properties and all persons engaged in the performance of any work required under this Agreement. PECO will also obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability, employee theft, commercial general liability, and umbrella insurance, and PECO will furnish Owner certificates of insurers naming Owner as co-insureds and evidencing that the insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal. If any work under this Agreement is subcontracted, then PECO shall include in each subcontract a provision that the subcontractor shall also furnish Owner, as appropriate, with a certificate evidencing coverage (and any other coverage PECO deems appropriate in the circumstances) and name Owner as co-insured and evidence that such insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal, as well as indemnification as is customary. The cost of insurance procured by PECO is reimbursable to the same extent as provided in this Agreement. The Properties may be added to blanket policies of insurance for the coverage required under this Section so long as such blanket insurance policies provide similar coverage to Owner as would be provided by separate insurance policies.

10.3.          Access. PECO will cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers with respect to insurance which is in effect or for which application has been made. PECO shall use its good faith efforts in a commercially reasonable manner to comply with all requirements of insurers.

10.4.          Reporting. PECO will promptly investigate and report in detail to Owner and the applicable insurance carriers all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair. PECO will prepare for approval by Owner all reports required by the applicable insurance company in connection with any such accident, claim, damage, or destruction. Owner will reimburse PECO’s internal or third party costs in connection with the same. All reports will be given to Owner promptly; if any report is not given within 10 days after the occurrence of the accident, claim, damage or destruction, then PECO will noted that in the monthly reports delivered to Owner. PECO is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and provide receipts for loss proceeds using commercially reasonable good faith efforts.

11.	Liability of PECO. PECO is not liable for any errors in judgment or for mistakes of fact or of law or for anything which it may in good faith do or refrain from doing, except in the case of gross negligence, fraud or willful misconduct.

12.	Indemnity. Owner hereby indemnifies PECO and its managers, employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties, except to the extent caused by the gross negligence, fraud or willful misconduct of PECO and which is not otherwise covered by insurance held by Owner. Owner shall name PECO as an “additional insured” or “co-insured” on any and all liability insurance policies for the Properties. PECO hereby indemnifies Owner and its employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties caused by the gross negligence, fraud or willful misconduct of PECO, which is not otherwise covered by insurance held by Owner. The indemnification obligations of the parties shall survive the expiration or termination of this Agreement.

13.	Termination. This Agreement may be terminated by either party upon thirty (30) days’ written notice, in toto or only with respect to any Property, provided that any termination will not affect any rights or obligations accrued to either party prior to termination (subject to any offsetting claims for damages), including without limitation the payment of property management fees, leasing fees and construction management fees earned, or reimbursable expenses incurred, to the date of termination. If a termination occurs before a construction project is completed, then the construction management fee to be earned shall be prorated based upon the reasonably estimated portion of the applicable project that had been completed up to the date of termination. If this Agreement is terminated, only commissions and management fees with respect to any Properties that are subject to such termination, and reimbursable expenses incurred, and that have accrued prior to the termination date will be due to PECO. Notwithstanding anything to the contrary contained in this Agreement, if either Owner or PECO defaults in performing any of its obligations under this Agreement, then the other party may terminate this Agreement effective upon delivery of notice of default. PECO’s obligations under this Agreement for property management, leasing and construction management may, at Owner’s election, terminate as to any particular Property upon its sale, provided that PECO’s obligations for the performance of accounting and other so-called “back office functions” will terminate only when a final tax return with respect to the applicable Property has been prepared and filed and such customary and ordinary information related to the Property or Properties has been provided to Owner. PECO will cooperate subsequent to any termination of this Agreement as to a particular Property to provide final property reconciliations and other reports as reasonably requested by Owner, and the cost of which services will be reimbursed by Owner through the final date of service.

14.	PECO’S Obligations After Termination. Upon the termination of this Agreement, PECO will have the following duties, for which the obligations to perform will survive the termination of this Agreement:

14.1.          Records. PECO will deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.

14.2.          Assignment. PECO will transfer and assign to Owner, or its designee, or terminate upon Owner’s direction, all service contracts (designated by Owner for transfer and assignment) and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by PECO. PECO will also, for a period of sixty (60) days immediately following the date of termination (with respect to this entire Agreement or any Property), make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

14.3.          Accounting. PECO will render to Owner an accounting of all funds of Owner in its possession, will deliver to Owner a statement of Management Fees claimed to be due PECO, will cause funds of Owner held by PECO relating to the Properties to be paid to Owner or their designees, and will assist in transferring approved signatories on all Accounts.

14.4.          Services. PECO will provide accounting services and related services for so long as required to wind-down the operation of the owner entity which owned the Property, including without limitation preparing and filing tax returning and corporate governance documentation for so long as required by governing authorities. Owner will reimburse PECO a reasonable fee for post-sale services determined by the allocation of Property Personnel providing such services.

15.	No Obligation to Third Parties. None of the obligations and duties of PECO under this Agreement are in any way or in any manner deemed to create any obligations of PECO to any third party with the exception of Owner.

16.	Additional Services. The services contemplated under this Agreement are normal and customary property management, leasing and general and construction management services. If PECO is required or requested to perform additional services beyond the scope of this Agreement, then Owner will pay PECO fees for these additional services at market rates as mutually agreed upon in advance by the parties.

17.	PECO'S Action on Tenant’s Default. If any tenant is in default under its lease with Owner, and the reasonably expected costs are less than a threshold agreed upon by PECO and Owner (or the value of the lease or contract is less than that threshold), then PECO has the right, in its own name or in the name of Owner, to take all actions, including distraint, which PECO deems advisable and which Owner has the right to take. Nothing in this paragraph is deemed to require PECO to institute legal action against any tenant. If the reasonably expected costs exceed the agreed upon thresholds, then Owner shall only be responsible for the costs if Owner pre-approves such actions. In addition, if Owner desires to commence legal action notwithstanding PECO’s recommendation to the contrary, then Owner will pay all costs and reasonable attorneys' fees in connection with that action.

18.	Binding Effect. This Agreement and all its provisions are binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

19.	Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

20.	Assignment. PECO may delegate partially or in full its duties and rights under this Agreement but only with the prior written consent of Owner.

21.	Amendments. This Agreement may only be amended by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

22.	Other Business. Nothing contained in this Agreement prevents PECO from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner, including without limitation property management activities for other parties (including other REITs) and the provision of services to other programs advised, sponsored or organized by PECO or its affiliates or third parties. This Agreement does not limit or restrict the right of any director, officer, employee, or stockholder of PECO or its affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. PECO may, with respect to any investment in which the Owner is a participant, also render advice and service to each and every other participant therein. PECO will, however, report to the Owner the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between PECO’s obligations to Owner and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

23.	Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by national overnight courier or certified mail, postage prepaid, addressed to the parties at their last known addresses. All communications shall be in writing, and, except when receipt is required to start the running of a period of time, are deemed given when delivered in person or first business day after deposit with a national overnight courier (with confirmation of overnight delivery) or on the fifth day after its mailing by registered or certified United States mail, postage prepaid and return receipt requested, at the addresses set forth after their respect name below or at any different address as either party shall have advised the other party in writing.

REIT:	PHILLIPS EDISON GROCERY CENTER REIT III, INC.
11501 Northlake Drive
Cincinnati, OH 45249
Attention: Vice-President

With a copy to:	DLA Piper LLP (US)
4141 Parklake Drive, Suite 300
Raleigh, North Carolina 27612
Attention: Robert Bergdolt, Esq.

OP:	PHILLIPS EDISON GROCERY CENTER OP III L.P.
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention: Vice President

With a copy to:	DLA Piper LLP (US)
4141 Parklake Drive, Suite 300
Raleigh, North Carolina 27612
Attention: Robert Bergdolt, Esq.

PECO:	Phillips Edison & Company Ltd.
11501 Northlake Drive
Cincinnati, OH 45249
Attention: Chief Operating Officer

With a copy to:	Phillips Edison & Company Ltd.
222 South Main Street, Suite 1730
Salt Lake City, Utah 84101
Attention: General Counsel

24.	Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, constitutes a waiver of that or any other right, unless otherwise expressly provided in this Agreement.

25.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

26.	Severability. If any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected, and each term, covenants or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

27.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio. Any action to enforce this Agreement or an action for a breach of this Agreement is to be maintained in a binding arbitration proceeding before the American Arbitration Association in Cincinnati, Ohio.

28.	Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

29.	Audit Right. PECO will cooperate with the REIT’s independent auditors with respect to the annual audit of the REIT for the purpose of expressing an opinion on the financial statements of the REIT (the “Annual REIT Audit”). In addition, REIT has the right to conduct an audit of PECO’s books and records solely with respect to the fees and expense reimbursements relating to the services provided pursuant to this Agreement (the “Fee Audit”). The REIT may conduct the Fee Audit by using its own internal auditors or by employing independent auditors no more than once per year. Costs associated with conducting Fee Audits by internal or independent auditors, and costs of the Annual REIT Audit, shall be borne by REIT. If any Fee Audit conducted by or on behalf of REIT reveals a discrepancy in excess of ten percent (10%) and greater than $10,000, for the aggregate fees and expense reimbursements payable during the period under audit pursuant to the Fee Audit, then PECO will be responsible for the reasonable expenses of such Fee Audit.

Signatures on next page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:

PHILLIPS EDISON GROCERY CENTER REIT III, INC.

a Maryland corporation

By:	/s/ Jeffrey S. Edison
Jeffrey S. Edison
Chief Executive Officer

PHILLIPS EDISON GROCERY CENTER OP III L.P.

a Delaware limited partnership

By: Phillips Edison Grocery Center REIT III, Inc.
Its: General Partner

By:	/s/ Jeffrey S. Edison
Jeffrey S. Edison
Chief Executive Officer

PECO:

PHILLIPS EDISON & COMPANY LTD.,

a Delaware limited liability company

By:	/s/ Robert F. Myers
Robert F. Myers, Chief Operating Officer

Form of Property Addendum

Original Agreement Date: ____________________

PROPERTY DESCRIPTION:

Property Name:

Street Address:

City, State, Zip Code:

County:

Owner Name:

Owner Tax ID#:

Tax Parcel ID #:

SERVICES TO BE PROVIDED:

☑	Property Management Services as specified in this Agreement with:

______	No changes

______	Changes as follows: __________________________________________________________________

Property Management Fees:

☒	Property Management Fee: 4.0% of Gross Receipts, as specified in Section 9.1; but in no event will the management fee be less than $3,000.00 per month.

☒	Additional Property Management Fees (in addition to the foregoing):

☐ As to any sale(s) of land associated with the Property (but not the entire Property), a sales commission of six percent (6%) of the gross sale price, payable out of the closing proceeds, which may be increased by the lesser of (i) 150% of the sales commission, or (ii) the third party broker fee directly related to such sale;

☐ If the Property is sold during the term of this agreement, a sales commission of three percent (3%) of the gross sales price shall be paid from the sale proceeds which may be increased by the lesser of (i) 150% of the sales commission, or (ii) the third party broker fee directly related to such sale;

☐ As to real estate tax appeals, 40% of any Property tax savings and interest received as a result of assessment reductions on any property, for the period that includes all open assessment years. Property tax savings shall be equal to (a) the difference between (i) the original property tax assessment and (ii) the final property tax settlement for the open tax years, which settlement is less than the original property tax assessment, multiplied by (b) appropriate tax rates, multipliers or equalizations;

☐ As to economic development incentives, 40% of any tax credit or savings received from the federal, state or local governing authority or utility provider, or 5% of any incentive grant or similar award (but not to exceed $100,000) awarded by a state or local governing authority or a utility provider that is directly related to operation of the Property in such community.

☐ As to lease assignments, 40% of the fees collected for lease assignments and similar agreements;

☐ As to short-term leases, periodic tenancy agreements, licenses agreements and similar instruments originated by PECO, 40% of the total gross rent under the agreement;

☐ PECO shall be reimbursed for out-of-pocket expenses incurred with third parties engaged by PECO for the benefit of Owner.

☑	Leasing Agreement duties as specified in Section 6 of the Agreement except as specified below:

______	No changes

______	Changes as follows: __________________________________________________________________

☒	Leasing Agreement Fees:

☐	New Lease Commission Percentage: Six percent (6.0%) of the gross amount of all base rent under the first five (5) years of the primary term of said leases, plus four percent (4.0%) of the gross amount of all base rent under the next five (5) years of the primary term, plus three percent (3.0%) of the gross amount of all base rent under any additional years of the primary term, payable one-half upon the full execution of the lease and one-half upon tenant opening for business.

☐	Notwithstanding the foregoing, for any Major Lease, the leasing commission shall calculated as set forth above, provided that it shall not be less than Three Dollars ($3.00) per square foot of leasable area.

☐	Renewals: For any renewal or extension of a lease (including the exercise of an existing lease option), PECO shall be paid: three percent (3.0%) of the gross amount of all base rent under the primary term of said lease, payable upon execution of such renewal or extension

☐	Expansions: For each lease amendment or modification in which the tenant expands its premises, Owner will pay PECO a leasing commission of six percent (6.0%) of the gross amount of the base rent represented by the net new space under the balance of the then current term of the lease, plus six percent (6.0%) of the gross amount of all base rent represented by the net new space under any additional years of the primary term, payable one-half upon execution of the amendment or modification document and one-half upon the tenant opening for business from the expansion space.

☐	Co-Brokers: As leasing agent for the Properties, PECO may cooperate with independent real estate brokers or agents. If PECO hires a co-broker in order to assist PECO in securing a tenant or if an opportunity is brought to PECO by an independent broker, the applicable leasing commission payable to PECO by Owner shall be increased by the lesser of (i) the amount of the fee owed to the co-broker or (ii) an amount equal to 50% of the applicable leasing commission payable to PECO by Owner as set forth above. PECO shall be responsible for payment of the co-broker fee from the applicable leasing commission paid to PECO by Owner.

☐	Payment terms (if other than specified above): ____________________

☑	Construction Management Services as specified in Section 7 of the Agreement except as specified below. In particular, the construction management will include the following (add attachments as necessary):

☒	Construction Management Fees:

☐ As to Construction Management, (A) for ground-up construction and redevelopment projects, a fee of 5% of the total project hard costs plus architectural and engineering costs payable at final completion of the project; and (B) for tenant buildouts and tenant improvement allowances, 5% of the total project cost payable upon completion of the project and tenant opening for business; and (C) 5% of the total cost of all other Construction Management Services, including, but not limited to, services related to the investigation and remediation of environmental conditions at the Properties.